EXHIBIT 15.5

PricewaterhouseCoopers LLP
Hays Galleria
1 Hays Lane
London SE 1 2RD
Telephone +44 (0) 20 7583 5000
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Report of Independent Accountants	www.pwc.com/uk
To the Directors of the entities listed in Appendix A
In accordance with our letter of engagement dated 11 July 2008, we have examined management’s assertion that Barclays Bank PLC (“the Servicer”), a wholly owned subsidiary of Barclays PLC, has complied with its obligations, in its capacity as Servicer, in respect of the minimum servicing requirements for the credit card receivables arising on designated accounts as set forth in clauses 2.1 d(i), 2.1 d(ii), 2.1 d(iii), 2.1 d(iv), 2.1 d(v), 2.1.e, 2.1.f, 2.1.j, 2.2.a, 2.5.a and 2.5.b, (using definitions set forth in the Master Definitions schedule between Gracechurch Receivables Trustee Limited, Barclays Bank PLC and Barclaycard Funding PLC dated 24 October 2002) of the Beneficiaries Servicing Agreement between Barclaycard Funding PLC and Barclays Bank PLC dated 23 November 1999 (“BSA”) as of and for the year ended 31 December 2007 as included in the accompanying management assertion (see Appendix B). Management is responsible for the Servicer’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with specified servicing requirements.
In our opinion, management’s assertion that the Servicer complied with the aforementioned requirements during the year ended
31 December 2007 is fairly stated, in all material respects.
PricewaterhouseCoopers LLP
14 July 2008
PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N GRH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.

Appendix A

The Directors	Gracechurch Card Notes 2006-A PLC
Barclays Bank PLC	54 Lombard Street
Barclaycard	London
1234 Pavilion Drive	EC3P 3AH
Northampton
NN4 7SG

The Directors	The Directors
Gracechurch Card Funding (No. 3) PLC	Gracechurch Card Funding (No. 8) PLC
54 Lombard Street	54 Lombard Street
London	London
EC3P 3AH	EC3P 3AH

The Directors	The Directors
Gracechurch Card Funding (No. 9) PLC	Gracechurch Card Funding (No. 10) PLC
54 Lombard Street	54 Lombard Street
London	London
EC3P 3AH	EC3P 3AH

The Directors	The Directors
Gracechurch Card Funding (No. 11) PLC	Barclaycard Funding PLC
54 Lombard Street	54 Lombard Street
London	London
EC3P 3AH	EC3P 3AH

The Directors
Gracechurch Receivables Trustee Limited
26 New Street
St. Helier
Jersey
JE2 3RA

(2)

Appendix B
Management’s Assertion Concerning Compliance
with requirements set forth in the Beneficiaries Servicing Agreement between
Barclaycard Funding PLC and Barclays Bank PLC dated 23 November 1999 (“BSA”).
14 July 2008
As of and for the year ended 31 December 2007, Barclays Bank PLC (the “Servicer”) has complied with its obligations, in its capacity as Servicer, in respect of the minimum servicing requirements for the credit card receivables arising on designated accounts as set forth in clauses 2.1 d, 2.1.e, 2.1.f, 2.1.j, 2.2.a, 2.5.a and 2.5.b, using definitions set forth in the Master Definitions schedule between Gracechurch Receivables Trustee Limited, Barclays Bank PLC and Barclaycard Funding PLC dated 24 October 2002 of the Beneficiaries Servicing Agreement between Barclaycard Funding PLC and Barclays Bank PLC dated 23 November 1999 (“BSA”).
In order to support the above assertion, management have identified controls which have been designed to ensure compliance with the minimum servicing requirements as set out in the above clauses.
The schedule attached as Appendix 1 details the controls management have identified to ensure compliance with each of the above clauses.
The controls identified in Appendix 1 have operated effectively throughout the year ended 31 December 2007.

Timothy George Jung Financial Controller
/s/ Timothy George Jung

End of Filing